Exhibit 3.4

M&M Media, Inc.
d/b/a Trebel

Voting Agreement

December 18, 2017

Voting Agreement

This Voting Agreement (this “Agreement”) is made as of December 18, 2017 by and among M&M Media, Inc. d/b/a Trebel, a Delaware corporation (the “Company”), and each of the Investors (as defined in Section 1 below), and the Key Holders (as defined in Section 1 below).

Recitals

Whereas, concurrently with the execution of this Agreement, the Company and the Investors are entering into a Series A Preferred Stock Purchase Agreement (as amended and in effect, the “Purchase Agreement”) providing for the sale of shares of the Company’s Series A Preferred Stock (as defined in Section 1 below), and in connection with that agreement the parties desire to provide the Investors with the right, among other rights, to designate certain individuals for election as members of the Board (as defined in Section 1 below) in accordance with the terms of this Agreement; and

Whereas, each Key Holder is the beneficial owner of the number of shares of Capital Stock (as defined in Section 1 below), or of options to purchase Common Stock (as defined in Section 1 below), set forth opposite the name of such Key Holder on Schedule B; and

Whereas, the parties also desire to enter into this Agreement to set forth their agreements and understandings with respect to how shares of Capital Stock held by them will be voted on, or tendered in connection with, an acquisition of the Company.

Agreement

Now, Therefore, the parties hereby agree to the terms and conditions set forth in this Agreement:

1.                  Definitions.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any general partner, officer, director, managing member or manager of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners (or member thereof) or managing members (or member thereof) of, or shares the same management company (or member or shareholder thereof) with, such Person.

“Affiliated Persons” means any Persons who or which are Affiliates of each other.

“Board” means the Company’s Board of Directors.

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Stockholder, or such Stockholder’s respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by any Stockholder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

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“Certificate” means the Amended and Restated Certificate of Incorporation of the Company, as amended and in effect.

“CII” means Connecticut Innovations, Incorporated.

“Common Stock” means shares of Common Stock of the Company, $0.0001 par value per share.

“Entity” means any corporation, limited liability company, association, partnership, limited partnership, trust or estate, or government (or any agency or political subdivision thereof), or other business or legal entity.

“Founder” means Gary Mekikian.

“Investors” means the Persons named on Schedule A hereto, and each Person who hereafter becomes a signatory to this Agreement as an Investor hereunder pursuant to Section 8.1(a).

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Key Holders” means the Persons named on Schedule B hereto, and each Person who hereafter becomes a signatory to this Agreement as Key Holder hereunder pursuant to Section 8.1(a).

“Permitted CII Transferee” means any of the following: (a) any governmental or quasi-governmental agency of the State of Connecticut, governmental unit of the State of Connecticut or statutorily created entity of the State of Connecticut; (b) (i) any corporation, limited liability company, partnership or other entity controlled by CII or (ii) any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, CII created for the purpose of managing and/or making investments in portfolio companies with a Connecticut Presence (as defined by that certain Connecticut Presence Agreement between the Company and CII dated as of the date hereof (as amended and in effect)), including without limitation Connecticut Emerging Enterprises, L.P.; or (c) any successor or replacement agency of the State of Connecticut (or other entity) for CII.

“Person” means any individual or Entity.

“Preferred Stock” means collectively, all shares of Capital Stock now or hereafter authorized and classified as preferred stock under the Certificate, as amended and restated, including, without limitation, the Series A Preferred Stock.

“Required Investors” means those Investors holding at least seventy-five percent (75%) of the aggregate outstanding shares of Capital Stock held by all Investors (on an as-converted basis).

“Required Series A Holders” means those holders of Series A Preferred Stock holding at least a majority of the outstanding shares of Series A Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means shares of Series A Preferred Stock of the Company, $0.0001 par value per share.

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“Series Seed Preferred Stock” means shares of Series Seed Preferred Stock, $0.0001 par value per share, and Series Seed-1 Preferred Stock, par value $0.0001 per share, of the Company.

“Stockholders” means, individually and collectively, as the context so requires, the Key Holders, the Investors and any other party hereto who or which holds any shares of Capital Stock.

2.                  Board of Directors.

2.1.            Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at five (5) directors. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock and Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

2.2.            Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following individuals shall be elected to the Board upon the following terms and conditions:

(a)               for so long as CII and/or any Permitted CII Transferee hold any shares of Series A Preferred Stock, one (1) individual designated by CII, which individual shall initially be Kevin Crowley, as a Series A Director under and as defined by the Certificate;

(b)              for so long as any shares of Series Seed Preferred Stock remain outstanding, one (1) individual designated by the holders of a majority of the Series Seed Preferred Stock of the Company, voting on an as-converted to Common Stock basis and as a single class, at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, which individual shall initially be Adrian Sada Cueva;

(c)               the Company’s then serving Chief Executive Officer (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such individual has not resigned as a member of the Board and (ii) to elect such individual’s replacement as Chief Executive Officer of the Company as the new CEO Director;

(d)              one (1) individual, who shall not be affiliated with or employed by the Company or any holder of Preferred Stock (an “Independent Director”), jointly elected by (a) the holders of at least seventy five percent (75%) of the outstanding shares of Series A Preferred Stock and (b) the holders of at least seventy five percent (75%) of the outstanding shares of Common Stock, each voting as a separate class, which individual shall initially be John Pleasants;

(e)               for so long as the Founder holds any shares of Common Stock, one (1) director, designated by the Founder, which individual shall initially be Tigran Mekikian; provided, however, that, if the Founder no longer holds any Common Stock, such director shall be designated by the holders of at a majority of the outstanding shares of Common Stock.

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To the extent that any of clauses (a) through (e) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Certificate. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

2.3.            Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)               no director elected pursuant to Section 2.2 of this Agreement may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person, or of the holders of the shares of stock, entitled under Section 2.2 to designate that director, or (ii) the Person, or holders of the shares of stock, originally entitled to designate such director pursuant to Section 2.2 is no longer so entitled to designate such director or occupy such Board seat; and

(b)              any vacancies created by the resignation, removal or death of a director elected pursuant to Section 2.2 shall be filled pursuant to the provisions of Section 2.2; and

(c)               upon the request of any Person, or any holders of shares of Capital Stock, entitled to designate a director as provided in Section 2.2 to remove such director, such director shall be removed.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any Person, or any holders of shares of Capital Stock, entitled to designate a director to call a special meeting of stockholders for the purpose of electing such director.

2.4.            No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any such Stockholder, shall have any liability solely as a result of designating an individual for election as a director in accordance with the provisions of this Agreement for any act or omission by such designated individual in his or her capacity as a director of the Company, nor shall any Stockholder or any Affiliate of such Stockholder have any liability solely as a result of voting for any such designee in accordance with the provisions of this Agreement.

3.                  No “Bad Actor” Designees. Each Person with the right to designate or participate in the designation of a director as specified above hereby represents and warrants to the Company that, to such Person’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

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4.                  Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time, and as may be necessary in the event that any Accruing Dividends (as defined in the Certificate) are to be converted into shares of Common Stock pursuant to the Certificate.

5.                  Drag-Along Right.

5.1.            Definitions. A “Sale of the Company” means either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing fifty percent (50%) or more of the outstanding voting power of the Company (a “Stock Sale”); or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Certificate.

5.2.            Actions to be Taken. In the event that both of (i) the Board and (ii) the Required Investors, authorize and approve a Sale of the Company in writing, specifying that this Section 5 shall apply to such transaction, then each Stockholder and the Company hereby agree:

(a)               if such transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)              if such transaction is a Stock Sale, to sell the same proportion of shares of Capital Stock beneficially held by such Stockholder as is being sold by the Required Series A Holders to the Person to whom or which the Required Series A Holders propose to sell their Shares and, except as permitted in Section 5.3 below, on the same terms and conditions as the Required Series A Holders;

(c)               to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Required Series A Holders in order to carry out the terms and provision of this Section 5, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d)              not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares of the Company owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)               to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

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(f)                if the consideration to be paid in exchange for the Shares pursuant to this Section 5 includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares;

(g)               in the event that the Required Series A Holders, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Stockholders under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Stockholder’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and the related service as the representative of the Stockholders, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Stockholder with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct; and

(h)              with respect to any Stock Sale, the liquidation preferences and priorities of the Series A Preferred Stock set forth in the Certificate shall apply with respect to the allocation of proceeds to the Stockholders in such Stock Sale in the same manner as such liquidation preferences and priorities are set forth therein in connection with Deemed Liquidation Events, and any agreement for any such Stock Sale shall give effect to such liquidation preferences and priorities.

5.3.            Exceptions. Notwithstanding the foregoing, a Stockholder shall not be required to comply with Section 5.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a)               any representations and warranties to be made by such Stockholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including but not limited to representations and warranties that (i) such Stockholder holds all right, title and interest in and to the Shares such Stockholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of such Stockholder in connection with the Proposed Sale have been duly authorized, if applicable, (iii) the documents to be entered into by such Stockholder have been duly executed by such Stockholder and delivered to the acquirer and are enforceable against such Stockholder in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iv) neither the execution and delivery of documents to be entered into in connection with the Proposed Sale, nor the performance of the Stockholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

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(b)              such Stockholder shall not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

(c)               the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or Stockholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and, subject to the provisions of the Certificate related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale (in accordance with the provisions of the Certificate);

(d)              liability shall be limited to such Stockholder’s applicable pro rata share (based upon the respective proportion of proceeds actually payable to each such Stockholder in connection with such Proposed Sale in accordance with the provisions of the Certificate) of a negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Proposed Sale, except with respect to claims related to fraud by such Stockholder, the liability for which need not be limited as to such Stockholder;

(e)               upon the consummation of the Proposed Sale, (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) the aggregate consideration receivable by all holders of Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Certificate; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Shares held by any Key Holder or Investor, as applicable, pursuant to this Section 5.3(e) includes any securities and due receipt thereof by any Key Holder or Investor would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (y) the provision to any Key Holder or Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Key Holder or Investor in lieu thereof, against surrender of the Shares held by any Key Holder or Investor, as applicable, which would have otherwise been sold by such Key Holder or Investor, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Key Holder or Investor would otherwise receive as of the date of the issuance of such securities in exchange for the Shares held by any Key Holder or Investor, as applicable; and

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(f)                subject to clause (e) above, requiring the same form of consideration to be available to the holders of any single class or series of capital stock, if any holders of any capital stock of the Company are given an option as to the form and amount of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; provided, however, that nothing in this Section 5.3(f) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder’s failure to satisfy any condition, requirement or limitation that is generally applicable to the Company’s stockholders.

5.4.            Restrictions on Sales of Control of the Company. No Stockholder shall be a party to any Stock Sale unless all holders of Preferred Stock and Key Holders are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Certificate (as if such transaction were a Deemed Liquidation Event).

6.                  Remedies; Sale Rights.

6.1.            Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

6.2.            Irrevocable Proxy and Power of Attorney. Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the President/Chief Executive Officer of the Company, and each of them, with full power of substitution, solely with respect to election of individuals as members of the Board in accordance with Section 2, votes to increase authorized shares pursuant to Section 4 and votes regarding any Sale of the Company pursuant to Section 5 (excluding, for the avoidance of doubt, the initial vote by the Required Investors described in clause (i) of the preamble to Section 5.2 that triggers the parties’ obligations under Section 5), and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of Sections 2, 3, 4 and/or 5 as applicable, all of such party’s Shares in favor of the election of individuals as members of the Board determined pursuant to and in accordance with the terms and provisions of Section 2, or the increase of authorized shares pursuant to and in accordance with the terms and provisions of Section 4, or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions Section 5, or to take any action necessary to effect Sections 2, 3, 4 and/or 5, respectively, of this Agreement. Each proxy and the power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 7 hereof. Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 7 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

6.3.            Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

6.4.            Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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6.5.            Sale Rights.

(a)               Initiation of Sale Process. Upon written notice to the Company from the Required Series A Holders at any time after the Company fails to pay the Redemption Price (as defined in the Certificate) on any Redemption Date (as defined in the Certificate) for any reason (including without limitation as a result of compliance with applicable law or otherwise) (in each case, the “Redemption”), the Company shall initiate a process (the “Sale Process”), in accordance with this Section 6.5, intended to result in a Sale of the Company. Such written notice shall include a designation of one individual (the “Holder Representative”) to act on behalf of the Required Series A Holders and to exercise the authority granted to the Holder Representative pursuant to Section 6.5(d) below. Each of the Stockholders and the Company agree to use his, her or its commercially reasonable efforts, in consultation with the Financial Advisor (as defined in Section 6.5(b)(i) below) and Deal Counsel (as defined in Section 6.5(b)(i) below), to facilitate a Sale of the Company. In furtherance of the foregoing, upon receipt of the notice described above the Company shall, and shall cause its officers, employees, consultants, counsel and advisors to take the actions set forth in Section 6.5(b)(ii) below.

(b)              Specific Obligations.

(i)                 Advisors. The Company shall engage an investment bank (the “Financial Advisor”) and a law firm (the “Deal Counsel”) reasonably satisfactory to the Holder Representative (which may be the Company’s existing investment bank and law firm) to assist with the Sale Process. The Financial Advisor and Deal Counsel, as well as any other advisors engaged pursuant to this Section 6.5(b)(i), shall represent the Company, and only the Company, in the sale process, and the reasonable costs, fees and expenses of such advisors shall be paid by the Company pursuant to the terms of engagement letters that are approved by the Board and the Holder Representative (such approval of the Board and of the Holder Representative not to be unreasonably withheld, conditioned or delayed). None of the Financial Advisor, Deal Counsel or any other advisor selected in accordance with this Section 6.5(b)(i) shall be terminated by the Company without the written consent of the Holder Representative.

(ii)              Cooperation With Sale Process. Without limiting the generality of the provisions of Section 6.5(a), at the request of the Holder Representative, the Company shall, and shall cause its employees, officers, consultants, counsel and advisors to:

(A)             Assist the Financial Advisor in creating a list of potential acquirers;

(B)              Set up and maintain a virtual or actual data room (as elected by the Holder Representative) containing due diligence materials customarily provided in connection with transactions of the nature of a Sale of the Company, along with any other due diligence materials requested by the Holder Representative or reasonably requested by any potential acquirer;

(C)             Execute customary non-disclosure agreements with potential acquirers;

(D)             Provide incentive compensation to members of the Company’s management, and in an amount and form, all as determined by the Holder Representative and the Board to be necessary or helpful to the successful consummation of the Sale of the Company, provided that approval of the Board of such compensation shall not be unreasonably withheld, conditioned or delayed;

(E)              Prepare, or assist the Financial Advisor with the preparation of, any marketing, financial or other materials deemed by the Holder Representative or the Financial Advisor to be necessary or helpful in connection with a Sale of the Company;

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(F)              Attend and participate in any meetings, conference calls, or presentations regarding the Company and its business with potential acquirers;

(G)             Execute a letter of intent or term sheet on terms reasonably acceptable to the Board and Holder Representative with one or more potential acquirers;

(H)             Subject to Section 6.5(c), execute and perform the Company’s obligations contained in such definitive agreements relating to a Sale of the Company as are negotiated by the Holder Representative and the potential acquirer; and

(I)               Communicate regularly and promptly with each of the Financial Advisor and Deal Counsel regarding the Sale Process.

(c)               Approval of the Terms and Conditions of a Proposed Sale of the Company; Failure to Approve a Sale of the Company.

(i)               The Company shall cause its management, together with the Financial Advisor and Deal Counsel, to deliver regular updates to its Board regarding material developments in the Sale Process and summarizing the status of the negotiation of the terms and conditions of the Sale of the Company. The Company shall, upon request of the Holder Representative, either call a meeting of its Board or seek the written consent of the Board approving the Sale of the Company and the entering into of the definitive agreements relating thereto.

(ii)              In the event that the Board approval described in Section 6.5(c)(i) above has not been obtained within the time period requested by the Holder Representative (such time period not to be less than three (3) business days), then the failure to effect the Redemption shall be deemed a breach of this Agreement.

(d)              Appointment and Authority of Holder Representative.

(i)                The Stockholders have agreed that it is desirable to designate a representative to act on behalf of the Stockholders for the purposes described in this Section 6.5. The Holder Representative shall be selected by the Required Series A Holders and shall serve as the agent and representative of each Stockholder with respect to the matters set forth in this Agreement.

(ii)              The Holder Representative shall have full power and authority to take all actions under this Agreement that are to be taken by the Holder Representative. The Holder Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement, including giving and receiving any notice or instruction permitted or required under this Agreement by the Holder Representative, interpreting all of the terms and provisions of this Agreement, consenting to any actions on behalf of the Stockholders in connection with a Sale of the Company (except with respect to any approvals of the final terms and conditions of such Sale of the Company by the Investors in their capacities as such), conducting negotiations with any potential acquirer and its agents regarding such Sale of the Company, dealing with the Company under this Agreement, taking any and all other actions specified in or contemplated by this Agreement, and engaging counsel, accountants or other representatives to represent the Required Series A Holders in connection with the foregoing matters. Without limiting the generality of the foregoing, the Holder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and amendment hereof or thereof in its capacity as Holder Representative.

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(iii)            The Holder Representative shall be indemnified for and shall be held harmless by the Investors against any and damages, awards, losses, liabilities, settlements, judgments, costs and expenses (including, without limitation, interest awards, litigation costs, and attorneys’ fees awards) incurred by the Holder Representative or any of its Affiliates and any of their respective partners, directors, officers, employees, agents, stockholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling Persons, in each case relating to the Holder Representative’s conduct as Holder Representative, other than damages or losses resulting from the Holder Representative’s gross negligence or willful misconduct in connection with its performance under this Agreement. This indemnification shall survive the termination of this Agreement. The Holder Representative may, in all questions arising under this Agreement, rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Holder Representative in accordance with such advice, the Holder Representative shall not be liable to the Stockholders. In no event shall the Holder Representative be liable hereunder or in connection herewith to the Stockholders for any indirect, punitive, special or consequential damages.

(iv)             Any action taken by the Holder Representative pursuant to the authority granted in this Section 6.5 shall be effective and absolutely binding as the action of the Stockholders under this Agreement.

(v)             The Company shall be entitled to rely on the actions and determinations of the Holder Representative, and shall have no liability whatsoever with respect to any action or omission of them taken in reliance on the actions or omissions of the Holder Representative.

7.                  Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of: (a) the consummation of Qualified Public Offering (as defined by the Certificate) (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or an SEC Rule 145 transaction); (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Stockholders in accordance with the Certificate, provided that the provisions of Sections 2, 5 and 6 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 5 with respect to such Sale of the Company; and (c) termination of this Agreement in accordance with Section 8.8. Further, the rights and obligations of each Stockholder hereunder shall terminate with respect to such Stockholder at the time when such Stockholder no longer holds any shares of Capital Stock.

8.                  Miscellaneous.

8.1.            Additional Parties.

(a)               Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series A Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any recipient of Series A Preferred Stock become a party to this Agreement by executing and delivering (i) an Adoption Agreement substantially in the form attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Stockholder hereunder. In either event, each such Person shall thereafter be deemed an Investor and Stockholder for all purposes under this Agreement.

(b)              In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of any Capital Stock to such Person (other than to a recipient of Series A Preferred Stock described in Section 8.1(a) above), following which such Person shall hold Shares constituting one percent (1%) or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised and/or converted or exchanged), then, in each such case, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement substantially in the form attached hereto as Exhibit A, or a counterpart signature page hereto, agreeing to be bound by and subject to the terms of this Agreement as a Key Holder and Stockholder and thereafter such Person shall be deemed a Key Holder and Stockholder for all purposes under this Agreement.

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8.2.            Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee or assignee, such transferee or assignee shall be deemed to be a party hereto as if such transferee or assignee were the transferor and such transferee’s or assignee’s signature appeared on the signature pages of this Agreement and shall be deemed to be an Investor and Stockholder, or Key Holder and Stockholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee or assignee shall have complied with the terms of this Section 8.2. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 8.12.

8.3.            Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

8.4.            Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflicts of law principles that would result in the application of any law other than the law of the State of Connecticut. The Company and each Stockholder irrevocably submit to the exclusive jurisdiction of any court of the State of Connecticut sitting in Hartford County or the United States District Court of the District of Connecticut in Hartford over any action, suit or proceeding relating to or arising out of this Agreement and the transactions contemplated hereby. Each party hereby irrevocably waives any objections, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which such party may now or hereafter have to the bringing of any such actions, suit or proceeding in any such court.

8.5.            Counterparts; Facsimile/Electronic. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

8.6.            Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7.            Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given and received: (a) upon personal delivery to the party to be notified, (b) when sent, if sent by electronic mail (without response of non-delivery) or confirmed facsimile if sent during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof (or, if none is so set forth, to the address set forth in the Purchase Agreement for such party), as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.7. If notice is given to the Company, it shall be sent to its address as set forth underneath its signature hereto and to the attention of the President or Chief Executive Officer, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 8.7.

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8.8.            Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 7) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders holding at least a majority of the Shares then held by the Key Holders and (c) the Investors constituting the Required Investors. Any amendment, modification, termination or waiver so effected shall be binding upon the Company, and the Stockholders, and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing:

(a)              this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to the express rights and obligations herein of all Investors and Key Holders, respectively, in the same fashion;

(b)              the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver (i) does not apply to the Key Holders or (ii) does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties hereto;

(c)               Schedule A hereto may be amended by the Company from time to time in accordance with the Purchase Agreement and Section 8.1(a) hereof to add Additional Purchasers (as defined in the Purchase Agreement) as “Investors” without the consent of the other parties hereto;

(d)              Schedule B hereto may be amended by the Company from time to time in accordance with Section 8.1(b) hereof to add additional Key Holders without the consent of the other parties hereto;

(e)               any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; and

(f)                Sections 2.2(a), 2.2(c), 2.2(d) and/or 2.2(e) of this Agreement shall not be amended or waived in a manner so as to remove the right of any Person to designate or approve a member of the Board without the written consent of the Person whose right is being impacted; and

(g)               any provision to this Agreement applicable expressly to CII or any Permitted CII Transferee may only be amended with the written consent of CII, and may only be waived with the written consent of CII, including, without limitation: (i) the definition of “Investor” as applied to CII, or the definition of “Permitted CII Transferee”; (ii) Section 2.2(a); and (iii) this Section 8.8(g).

The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

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8.9.            Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.10.        Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.11.        Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreements relating to the subject matter hereof existing between the parties are expressly canceled.

8.12.        Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

“The Shares evidenced hereby are subject to a Voting Agreement, AS MAY BE AMENDED FROM TIME TO TIME, (a copy of which may be obtained upon written request from the Company), and by accepting any interest in such Shares the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of that Voting Agreement, including certain restrictions on TRANSFER AND ownership set forth therein.”

The Company, by its execution of this Agreement, agrees that it shall cause the certificates evidencing the Shares issued after the date hereof to bear the legend required by this Section 8.12, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 8.12 and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

8.13.        Stock Splits, Stock Dividends, Etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 8.12.

8.14.        Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

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8.15.        Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

8.16.        Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

8.17.        Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

8.18.        Aggregation of Stock. All shares of Capital Stock held or acquired by Affiliated Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and the exercise of any such rights may be allocated among such Affiliated Persons in such manner as such Affiliated Persons may determine in their discretion.

8.19.        Ownership. Each Stockholder represents and warrants that such Stockholder is the sole legal and beneficial owner of the shares of Capital Stock subject to this Agreement and that no other Person has any interest in such shares.

8.20.        Rules of Usage. In this Agreement, unless a clear intention appears otherwise: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (f) ”hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (g) ”including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) ”or” is used in the inclusive sense of “and/or”; (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, schedules or amendments thereto; and (k) section references shall be deemed to refer to all subsections thereof, unless otherwise expressly indicated.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

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[Signature Page to Voting Agreement]

In Witness Whereof, the parties have executed this Voting Agreement as of the date first written above.

COMPANY

M&M Media, Inc.

By: /s/ Gary Mekikian

Name: Gary Mekikian

Title: Chief Executive Officer

Address:

[Additional Signature Page(s) to Follow]

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[Signature Page to Voting Agreement]

INVESTOR
Connecticut Innovations, Incorporated By: ________________________ Name:

[Additional Signature Page(s) to Follow]

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[Signature Page to Voting Agreement]

INVESTORS
If an Entity: _____________________________ Print Name of Entity Above By: ________________________ Name: Title:	If an Individual: ________________________ Print Name:

[Additional Signature Page(s) to Follow]

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[Signature Page to Voting Agreement]

KEY HOLDERS
If an Entity: _____________________________ Print Name of Entity Above By: ________________________ Name: Title:	If an Individual: ________________________ Print Name:

[Additional Signature Page(s) to Follow]

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Schedule A

[REDACTED]

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Schedule B

Key Holders

[REDACTED]

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Exhibit A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on _____________ __, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of December ____, 2017 (the “Agreement”), by and among M&M Media, Inc. (the “Company”) and certain of its Stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1       Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”), for one of the following reasons (Check the correct box):

☐	as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	as a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

☐	as a new Investor in accordance with Section 7.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Stockholder” for all purposes of the Agreement.

☐	in accordance with Section 7.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Stockholder” for all purposes of the Agreement.

1.2       Agreement. Holder hereby (a) agrees that the Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3       Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	M&M Media, Inc.

Name and Title of Signatory

Address:	By:

Facsimile Number:	Title:

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